Exhibit 99.1

CONSENT TO BE NAMED AS DIRECTOR

In connection with the Registration Statement on Form S-1 (including any and all amendments, including post-effective amendments, or supplements thereto, the “Registration Statement”) of Inspire Veterinary Partners, Inc. (the “Company”), the undersigned hereby consents to being named and described in the Registration Statement filed with the U.S. Securities and Exchange Commission as a person to become a director of the Company, with such appointment to become effective upon the listing of the Company’s Class A common stock on the Nasdaq Capital Market, and to the filing or attachment of this Consent with such Registration Statement.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 24th day of April, 2023.

By:	/s/ Anne Murphy
Anne Murphy